Table of Contents

Post-Qualification Amendment No. 2

File No. 024-12727

OFFERING CIRCULAR

Greene Concepts, Inc.

Up to 2,500,000 Units

Each Unit Consisting of 100 Shares of Common Stock

___________________________________________________________________

This Post-Qualification Offering Circular Amendment No. 2 amends the Post-Qualification Offering Circular Amendment No. 1 dated May 21, 2026, as qualified May 20, 2026, and as may be amended and supplemented from time to time, to: (1) to reflect a 1-for-80 reverse split (the “Reverse Split”) of our company’s common stock that became effective July 30, 2026; (2) to revise downward the number of units of four common stock (the “Offered Units”), with each Unit consisting of 100 shares of our company’s common stock, to be offered by our company to 2,500,000 Offered Units; and (3) to revise the offering price of the 2,357,500 Offered Units that remain unsold (the “Remaining Offered Units”) to $[0.10-0.40].

This Offering Circular reflects a 1-for-80 reverse split (the Reverse Split) of our company’s common stock that became effective July 30, 2026 (historical share numbers herein have been restated to reflect the Reverse Split).

Offered Units. By this Offering Circular, Greene Concepts, Inc., a New York corporation, is offering for sale a maximum of 25,000,000 Offered Units, including the 24,857,500 Remaining Offered Units, with each Offered Unit consisting of 100 shares of our company’s common stock, at a fixed price of $[0.10-0.40] per Offered Unit (a per share price of $[0.001-0.004]), pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Units, including the Remaining Offered Units, is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Units, including the Remaining Offered Units, that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from sales of Remaining Offered Units in this offering. All proceeds from sales of the Offered Units, including the Remaining Offered Units, in this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Units, including the Remaining Offered Units, will not be entitled to a refund and could lose their entire investments. (See “Use of Proceeds” and “Plan of Distribution”).

Risk Factors. Please see the “Risk Factors” section, beginning on page 6, for a discussion of the risks associated with a purchase of the Offered Units.

Offering Period. This offering commenced on April 1, 2026; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) August 1, 2027; and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”). Inasmuch as there is no stated minimum offering, notwithstanding the minimum purchase requirement of $5,000 of the Offered Units, we will not “closings,” per se, on a scheduled basis; rather, we expect that we will complete subscription transactions with investors as subscription agreements are received, then approved, by us.

Title of Class of Securities Offered	Total Number of Offered Units to be Offered		Number of Offered Units Sold to Date	Proceeds from Offered Units to Date	Number of Remaining Offered Units to Be Sold		Price to Public of Remaining Offered Units to Be Sold		Proceeds from Remaining Offered Units	Commissions (1)	Total Proceeds from Offered Units (2)
Units of Common Stock	2,500,000	(A)	142,500	$57,000	2,357,500	(A)	$	[0.10-0.40]	$943,000	$-0-	$1,000,000

(A)	These securities are being qualified pursuant to subparagraph (F) of Rule 251(d)(3)(i).
(1)	Our company will not pay any commissions for the sale of Offered Units in this offering. We do not intend to offer and sell the Offered Units through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer or finder, information as to any such broker-dealer or finder shall be disclosed in a post-qualification amendment to this Offering Circular. (See “Plan of Distribution”).
(2)	Does not account for payment of expenses of this offering, which are estimated to not exceed $7,500 and which include, among other expenses, legal fees, accounting costs, administrative services, Blue Sky compliance and actual out-of-pocket expenses incurred by us in selling the Offered Units. We will pay all of the expenses of this offering. (See “Plan of Distribution”).

Offering Terms. The terms of this offering were determined arbitrarily by our company. The offering price for the Offered Units, including the Remaining Offered Units, does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Units, including the Remaining Offered Units, should not be considered as an indication of any intrinsic value of such securities. (See “Risk Factors—Risks Related to a Purchase of Offered Shares” and “Dilution”).

There is no escrow established for the proceeds from sales of the Offered Units in this offering. (See “Risk Factors—Risks Related to a Purchase of Offered Units”).

Other Information. Our common stock is quoted in the over-the-counter under the symbol “INKW” in the OTCID marketplace of OTC Link. On August 5, 2026, the closing price of our common stock was $0.0059 per share.

Investing in the Offered Units is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock”), which preclude current and future owners of our common stock, including the shares of common stock included in the Offered Units, from influencing any corporate decision. Each share of Series B Preferred Stock has voting rights in all matters requiring shareholder approval in the amount of 100,000,000 votes.

Our Sole Officer and Director, Leonard Greene, indirectly owns 33.33% of the outstanding shares of our Series B Preferred Stock. While Mr. Greene does not own securities representing voting control, per se, Mr. Greene can be expected to control effectively the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Units” and “Security Ownership of Certain Beneficial Owners and Management”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares).

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution–State Law Exemption and Offerings to Qualified Purchasers” (page 19). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Post-Qualification Offering Circular Amendment No. 2 is August 6, 2026.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

1

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Greene Concepts, Inc., a New York corporation.

Overview

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952, and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., (“Mammoth”), we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing spring and artesian water, Additionally, we expect that Mammoth will act as a third-party producer and bottler of “white label” beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC (“BNL Capital”). Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

On March 5, 2021, the Company paid $200,000 to BNL Capital to satisfy the remaining obligations owed to BNL Capital. BNL Capital also cancelled 7,500,000 shares of Series A Preferred Stock of the Company owned by BNL Capital.

2

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice (“CGMP”), regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act (“FSMA”). Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

As of April 6, 2020, the Company’s, through its wholly owned subsidiary Mammoth, production facility is fully operational after the Company spent 16 months restoring the production facility in Marion, North Carolina (the “Marion Facility”). The Marion Facility currently has the capacity to produce 192 million bottles or 8 million cases annually (with current equipment). The Marion Facility has space for additional capacity.

On February 17, 2021, Mammoth paid off all mortgage liens and obligations for the Marion Facility, equipment and property and has received a certificate of satisfaction from the lien holder. The certificate of satisfaction is being filed with the McDowell County Registry of Deeds which will remove all liens or encumbrances from the Marion Facility deed.

On or about June 14, 2021, the Company amended its Certificate of Incorporation to increase the number of authorized shares to ten billion (10,000,000,000) and create the Series B Convertible Preferred Stock with one thousand (1,000) shares authorized. Each share of Series B Convertible Preferred Stock will be convertible into one hundred million (100,000,000) shares of the Corporation’s common stock.

The Company has launched its CBD infused drink “Happy Mellow” beverage. The product is produced by our co-packers.

Disaster recovery efforts led by the federal government through Federal Emergency Management Agency, state government emergency response programs, and city or county emergency response programs require entities to be registered and cleared thru the System for Award Management (SAM). The Company successfully completed validation requirements and currently is awaiting issuance of Commercial and Government Entity Codes (“CAGE codes”). CAGE codes are unique identifier assigned to suppliers to various government or defense agencies and provide a standardized method of identifying a given facility at a specific location. Greene Concepts Inc. expedited application efforts in order to become registered and available to provide assistance for any disaster or emergency relief efforts. The Company’s Marion bottling facility is a strategically important asset by possessing a total of seven (7) operational wells. The Marion Facility is located within the Pisgah National Forest with an enormous source of pure spring water accessed from the aquifer located deep below the national forest. While the bottling facility can operate at full capacity with a single primary well the Company’s facility has the unique strategic advantage of having six additional operational wells as backup in the unlikely event of any system failures with the primary or any other well. (See “Business”).

3

Offering Summary

This Offering Circular reflects a 1-for-80 reverse split (the Reverse Split) of our company’s common stock that became effective July 30, 2026 (historical share numbers herein have been restated to reflect the Reverse Split).

Securities Offered by Our Company	2,500,000 Units, including the 2,357,500 Remaining Offered Shares, with each Unit consisting of 100 shares of our common stock, for a total of 250,000,000 shares of common stock.

Offering Price	$[0.10-0.40] per Offered Unit, including the Remaining Offered Units (a per share price of $[0.001-0.004]).

Shares of Common Stock Outstanding Before This Offering	78,022,969 shares issued and outstanding as of the date hereof.

Shares of Common Stock Outstanding After This Offering	313,772,969 shares of common stock issued and outstanding, assuming the sale of all of the Offered Units, including the Remaining Offering Units, hereunder.

Minimum Number of Offered Units to Be Sold in This Offering	There is no minimum number of Offered Units to be sold in this offering. A minimum purchase of $5,000 of the Offered Units is required in this offering; any additional purchase must be in an amount of at least $1,000.

Disparate Voting Rights

Our outstanding shares of Series B Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the shares of common stock comprising the Offered Units, from influencing any corporate decision. Each share of Series B Preferred Stock has voting rights in all matters requiring shareholder approval in the amount of 100,000,000 votes.

Our Sole Officer and Director, Leonard Greene, indirectly owns 33.33% of the outstanding shares of our Series B Preferred Stock. While Mr. Greene does not own securities representing voting control, per se, Mr. Greene can be expected to control effectively the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Investor Suitability Standards	The Offered Units may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “INKW” in the OTCID marketplace of OTC Link.

4

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the cash proceeds of this offering for inventory, sales and marketing expenses, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors	An investment in the Offered Units involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Units.

Corporate Information	Our principal executive offices are located at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752; our telephone number is (559) 434-1000; our corporate website is located at www.bewaterbeyou.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

5

RISK FACTORS

An investment in the Offered Units involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Units. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

We have a history of operating losses and there is a substantial doubt about our ability to continue as a going concern. For the nine months ended April 30, 2026 and 2025, we reported net losses of $352,139 (unaudited) and $156,404 (unaudited), respectively, and negative cash flow from operating activities of $143,783 (unaudited) and $149,535 (unaudited), respectively. For the fiscal years ended July 31, 2025 and 2024, we reported net losses of $169,541 (unaudited) and $241,886 (unaudited), respectively, and negative cash flow from operating activities of $206,248 (unaudited) and $732,897 (unaudited), respectively. We anticipate that we will continue to report losses and negative cash flow. As a result of these net losses and cash flow deficits, as well as our dependence on private equity and financings, there is a substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Ability to Continue as a Going Concern.”

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all. We will require additional financing in the near and long term to fully execute our business plan. Our success depends on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate further development of our goals and objectives, operations and investments or employ internal cost savings measures.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving our products and services and maintaining the integrity of the data that supports the safety and efficacy of our products. Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

6

Our success depends on the services of our Chief Executive Officer, the loss of whom could disrupt our business. We depend to a large extent on the services of our CEO, Mr. Leonard Greene. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. The loss of the service of Mr. Greene and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business.

Although dependent on certain key personnel, we do not have any key person life insurance policies on any such people. We are dependent on Leonard Greene in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, if Leonard Greene dies or becomes disabled, we will not receive any compensation to assist with his absence. The loss of Leonard Greene could negatively affect us and our operations.

We face significant competition for our beverage and bottling business. The commercial beverage and bottling industry is highly competitive and we compete with a number of other companies that provide similar products. Our ability to compete successfully in the commercial beverage industry and to manage our planned growth will depend primarily upon the following factors:

•	maintaining continuity in our management and key personnel;

•	ability to react to competitive product and pricing pressures;

•	the strength of our brand;

•	increasing the productivity of our future sales employees;

•	effectively marketing and selling our products;

•	acquiring new customers for our products;

•	ability to respond to complaints if necessary;

•	developing and improving our operational, financial and management controls;

•	developing and improving our information reporting systems and procedures; and

•	the design and functionality of our products.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and may have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations, which may lead to lower customer satisfaction, decreased demand for our solutions, loss of market share or reduction of operating profits.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results. The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

7

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted. Our results of operations may be significantly affected by the public’s perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Consumers may have preconceptions about the health benefits of spring water; such health benefits are not guaranteed or proven. Health benefits of spring water are not guaranteed and have not been proven. Although we do not market our products as having any potential health benefits, there is a consumer perception that drinking spring water has beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of spring water or negative publicity surrounding spring water may result in loss of market share or potential market share and hence, loss of your investment. We are also prohibited from touting unconfirmed health benefits in our advertising and promotional activities for the products, both directly and indirectly through claims made by third-party endorsers when those endorsers have a material connection to our company.

Water scarcity and poor quality could negatively impact our production costs and capacity. Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Adverse weather conditions could reduce the demand for our products. The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations. Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect our business, reputation, financial condition or results of operations. If any of the products in our portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety (particularly as we expand our portfolio into new categories) or to comply with changing food safety requirements, we could decide to, or be required to, recall products or withdraw from the marketplace and/or we may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in our portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio. Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, bottlers, distributors or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

8

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations. To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

The forecasts of market growth included in this Offering Circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all. Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this Offering Circular may prove to be inaccurate. Even if these markets experience the forecasted growth described in this Offering Circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this Offering Circular should not be taken as indicative of our future growth.

Reductions in future sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan. The following factors, among others, could affect future market acceptance and profitability of our products:

•	the introduction of additional competitive or alternative beverage products or white label bottlers;

•	changes in consumer preferences among commercial beverages products;

•	changes in awareness of the environmental impact of commercial beverages products;

•	the level and effectiveness of our sales and marketing efforts;

•	any unfavorable publicity regarding our products or services;

•	any unfavorable publicity regarding our future brands;

•	litigation or threats of litigation with respect to our future products or services;

•	the price of our products or services compared to those of our competitors;

•	price increases resulting from rising commodity costs;

•	regulatory developments affecting the manufacturing or marketing of our products;

•	any changes in government policies and practices related to our products; and

Adverse developments with respect to the manufacturing or sale of our products would significantly reduce our net sales and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan.

9

We will rely on other companies to provide materials for our products. We will depend on suppliers, co-packers, and subcontractors to meet our contractual obligations to our future customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our future products may be adversely impacted if companies from whom we acquire such items do not provide materials which meet required specifications and perform to our and our customers’ expectations. Our distributors and suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we may rely on only one or two distributors or suppliers for a particular material.

We plan to source certain materials from a number of third-party suppliers and, in some cases, single-source suppliers. Although we believe that alternative suppliers will be available, the loss of any of our future material suppliers could adversely affect our results of operations and financial condition. Our inability to preserve the expected economics of these agreements could expose us to significant cost increases in future years.

Substantial disruption to a future distributors’ or suppliers’ manufacturing facilities could occur. A disruption in production at a future distributors’ or suppliers’ manufacturing facilities could have an adverse effect on our business. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant amount of time to start production, each of which could negatively affect our business and results of operations.

Increased costs could affect our company. An increase in the cost of raw materials could affect our profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials and other materials used by us. We may also be adversely affected by shortages of raw materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. We may not be able to increase our prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Any disruption in our information systems could disrupt our future operations and could adversely impact our business and results of operations. We plan to depend on various information systems to support our customers’ requirements and to successfully manage our business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations. Such disruptions may not be covered by our future business interruption insurance, which is insurance that we plan to, but have not yet, obtained.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing our services can lead to injury or other adverse events.

We will need to increase brand awareness. Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it would have a material adverse effect on our results of operations.

10

Our future advertising and marketing efforts may be costly and may not achieve desired results. We plan to incur substantial expense in connection with our advertising and marketing efforts. Although we plan to target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the products we plan to sell, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we will periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures, which may be made to optimize such return could adversely affect our sales.

We expect our future intellectual property rights will be critical to our success, and the loss of such rights may materially adversely affect our business. We expect to own trademarks as we launch new products in the future. We expect that these trademarks will be very important to our business. We may also own copyright in, and to, the content on the packaging of our products. We view these future intellectual property rights as very important to our potential success and plan to protect such intellectual property through registration and enforcement actions. However, there can be no assurance that other parties will not infringe or misappropriate our future trademarks, copyrights and similar proprietary rights. If we lose some or all of our future intellectual property rights, our business may be materially adversely affected.

We plan to obtain insurance that may not provide adequate levels of coverage against claims. We have obtained commercial product liability insurance that covers us for up to $1,400,000 in overall damages and $1,000,000 per occurrence. This policy also covers us for general liability for up to $500,000 for damages to equipment and property. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products. We expect that our initial products will involve non-refillable recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States and overseas requiring that deposits or certain eco-taxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. Other proposals relating to beverage container deposits, recycling, tethered bottle caps, eco-tax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in any of the major markets in which we operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues and profitability.

Significant additional labeling or warning requirements or limitations on the marketing or sale of our products may inhibit sales of affected products. Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the marketing or sale of our products as a result of what they contain or allegations that they cause adverse health effects. If these types of requirements become applicable to one or more of our major products under current or future environmental or health laws or regulations, they may inhibit sales of such products.

For example, under one such law in California, known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must be provided for any product sold in the state that exposes consumers to that substance, unless the exposure falls under an established safe harbor level. If we were required to add Proposition 65 warnings on the labels of one or more of our beverage products produced for sale in California, the resulting consumer reaction to the warnings and possible adverse publicity could negatively affect our sales both in California and in other markets.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S. Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which the determination is made.

11

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies. We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding shares of common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

12

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

Our current CEO and Director, Leonard Greene beneficially owns approximately 33% of the outstanding shares of Series B Preferred Stock, which accounts for approximately 20% of the total voting rights of our common stock. The holders of the Series B Preferred Stock control, as a group, approximately 54% of the voting rights of all shareholders. As a result, the holders of the Series B Preferred Stock have substantial voting power in all matters submitted to our stockholders for approval including:

•	Election of our board of directors;

•	Removal of any of our directors;

•	Amendment of our Certificate of Incorporation or bylaws;

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Leonard Greene, the Company’s Chief Executive Officer and member of the Company’s Board of Directors own approximately 33% of the Company’s Series B Preferred Stock. Each share of Series B Preferred stock is entitled to one hundred million (100,000,000) votes per share on all matters to be voted at any annual or special meeting of the shareholders of the Corporation or action by written consent of shareholders. The Series B Preferred Stockholders together control approximately 54% of the voting rights of all shareholders. As a result, the Series B Preferred Stockholders have substantial voting power in all matters submitted to our stockholders. The Series B Preferred Stockholders together are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by them could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. The Series B Preferred Holders’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

13

Each share of our Series B Preferred Stock may be converted into 100,000,000 shares of our common stock, a total of 6 billion shares. Each share of Series B Preferred Stock has the right to convert into 100,000,000 shares of our common stock, a total of 6 billion shares, at any time. Should the shares of Series B Preferred Stock be converted by their holders, then-holders of our common stock, including purchasers of the Units in this offering, will suffer significant ownership dilution. (See “Dilution - Ownership Dilution”).

There is no escrow established for the proceeds of this offering. Because there is no escrow established for the proceeds of this offering, proceeds derived from sales of Offered Units will be deposited directly into our operating account, will be available for immediate use by our company and will be immediately subject to any claims of our creditors.

We are selling this offering on a best-efforts basis and may be unable to sell any Offered Units. This offering is being conducted on a best-efforts basis. There is no guarantee that our executive officers and directors or any other person will be able to sell any of the Offered Units. None of our executive officers and directors has any experience conducting a best-efforts offering. (See “Plan of Distribution”).

There is no minimum offering beyond the $5,000 minimum subscription amount, and no person has committed to purchase any of the Offered Units. We have not established a minimum offering hereunder beyond the $5,000 minimum subscription amount for the Offered Units, which means that we will be able to accept even a nominal amount of proceeds from such sales, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Units or that we will sell enough of the Offered Units necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Units.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Units. Because our common stock is volatile and thinly traded, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Units.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

14

Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Units does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Units should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Units you purchase in this offering. If you acquire any Offered Units, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Units in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

15

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Series A Preferred Stock into a total of 589,889,000 shares of common stock The outstanding shares of Series A Preferred Stock may be converted into shares of our common stock at any time.

In addition, the information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Series B Preferred Stock. Were the shares of Series B Preferred Stock to be converted into shares of common stock immediately after the sale of all 2,357,000 Remaining Offered Units we would issue a total of 6,000,000,000 shares of common stock. The outstanding shares of Series B Preferred Stock may be converted into shares of our common stock at any time.

The conversion of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of our common stock would cause holders of our common stock, including the shares of common stock comprising the Offered Units, to incur significant dilution in their ownership of our company. (See “Risk Factors - Risks Related to a Purchase of the Offered Shares,” “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

This Offering Circular reflects a 1-for-80 reverse split (the Reverse Split) of our company’s common stock that became effective July 30, 2026 (historical share numbers herein have been restated to reflect the Reverse Split).

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Units in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Units in this offering, your investment will be diluted to the extent of the difference between your purchase price per share included in the Offered Units and the net tangible book value of our common stock after this offering. Our net tangible book value as of April 30, 2026, was $3,690,842 (unaudited), or $0.06 (unaudited) per share. Net tangible book value per share is equal to total assets ($5,363,669) minus the sum of total liabilities ($1,548,924) and intangible assets ($123,903) divided by the total number of shares outstanding at April 30, 2026, (63,772,548 shares).

Without taking into account issuances of shares of our common stock occurring after April 30, 2026, after deducting estimated offering expenses payable by us of $7,500, the tables below illustrate the dilution to purchasers of Remaining Offered Units in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Remaining Offered Units are sold at a per Unit price of $0.40 (or $0.004 per share of common stock comprising each Unit).

Assuming the Sale of 100% of the Remaining Offered Units
Assumed offering price per share	$0.004
Net tangible book value per share as of April 30, 2026 (unaudited)	$0.060
Increase (decrease) in net tangible book value per share after giving effect to this offering	$(0.040)
Pro forma net tangible book value per share as of April 30, 2026 (unaudited)	$0.020
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.000

Assuming the Sale of 75% of the Remaining Offered Units
Assumed offering price per share	$0.004
Net tangible book value per share as of April 30, 2026 (unaudited)	$0.060
Increase (decrease) in net tangible book value per share after giving effect to this offering	$(0.040)
Pro forma net tangible book value per share as of April 30, 2026 (unaudited)	$0.020
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.000

Assuming the Sale of 50% of the Remaining Offered Units
Assumed offering price per share	$0.004
Net tangible book value per share as of April 30, 2026 (unaudited)	$0.060
Increase (decrease) in net tangible book value per share after giving effect to this offering	$(0.040)
Pro forma net tangible book value per share as of April 30, 2026 (unaudited)	$0.020
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.000

Assuming the Sale of 25% of the Remaining Offered Units
Assumed offering price per share	$0.004
Net tangible book value per share as of January 31, 2026 (unaudited)	$0.060
Increase (decrease) in net tangible book value per share after giving effect to this offering	$(0.030)
Pro forma net tangible book value per share as of April 30, 2026 (unaudited)	$0.030
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.000

16

USE OF PROCEEDS

As of the date of this Offering Circular, we have sold a total of 142,500 Offered Units, for an aggregate of $57,000 in proceeds. We have applied such proceeds for sales and marketing and working capital.

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Remaining Offered Units at a per Unit price of $0.40. There is, of course, no guaranty that we will be successful in selling any of the Remaining Offered Units in this offering.

	Assumed Percentage of Remaining Offered Units Sold in This Offering
	25%	50%	75%	100%
Remaining Offered Units sold	589,375	1,178,750	1,786,125	2,357,500
Gross proceeds	$235,700	$471,400	$707,100	$942,800
Offering expenses(1)	7,500	7,500	7,500	7,500
Net proceeds	$228,200	$463,900	$699,600	$935,300

______________________

(1)	Offering expenses include the following items, certain of which are estimated for purposes of this table: administrative expenses, legal and accounting fees, publishing/EDGAR and Blue-Sky compliance.

The table below sets forth the proceeds we would derive from the sale of assuming the sale of 25%, 50%, 75% and 100% of the Remaining Offered Units at a per Unit price of $0.60, after deducting estimated offering expenses of $7,500 payable by us. There is, of course, no guaranty that we will be successful in selling any of the Remaining Offered Units. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Remaining Offered Units Sold in This Offering
	25%	50%	75%	100%
Inventory	$75,000	$150,000	$250,000	$350,000
Sales and Marketing	75,000	150,000	250,000	350,000
General and Administrative	50,000	100,000	100,000	100,000
Working Capital	28,200	63,900	99,600	135,300
Total Net Proceeds	$228,200	$463,900	$699,600	$935,300

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the beverage industry, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

17

PLAN OF DISTRIBUTION

In General

Offered Units. Our company is offering a maximum of 2,500,000 Offered Units, including the 2,357,500 Remaining Offered Units, with each Unit being comprised of 100 shares of our common stock, on a best-efforts basis, at a fixed price of $[0.10-0.40] per Remaining Offered Unit; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Beyond the $5,000 minimum subscription amount described below, there is no minimum number of Offered Units that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Company Offered Shares in this offering through the efforts of our Chief Executive Officer, Leonard Greene. Mr. Greene will not receive any compensation for offering or selling the Company Offered Shares. We believe that Mr. Greene is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Greene:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:

•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Procedures for Subscribing for Offered Units

In General. If you are interested in subscribing for Offered Units in this offering, please submit a request for information by e-mail to Mr. Greene at: lenny@greeneconcepts.com; all relevant information will be delivered to you by return e-mail via electronic PDF format. Additionally, this Offering Circular will be available for viewing and download 24 hours per day, 7 days per week on our website at www.metavesco.com, as well as on the SEC’s website, www.sec.gov.

Thereafter, should you decide to subscribe for Offered Units, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement via e-mail to: lenny@greeneconcepts.com; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

18

Subscription Review Process. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us and shall have cleared, we have the right to review and accept or reject your subscription, in whole or in part. In determining whether to accept or reject a subscription, we will consider the following factors: whether the subscriber or an affiliate of the subscriber qualifies as a “bad actor” as defined in Rule 262(d) of the SEC; and the reputation of the subscriber and its affiliates within the securities industry.

Within three (3) days after we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us and shall have cleared, we will notify you of our decision, and the reason therefor, to reject or accept your subscription.

Rejection of Subscriptions. Should we determine to reject your subscription, we will return all monies from your rejected subscription via wire transfer (or such other method as directed by you) within one (1) business day of our notifying you of such determination, without interest or deduction.

Acceptance of Subscriptions. Should we determine to accept your subscription, we will countersign the subscription agreement and, within one (1) business day, issue and deliver the Offered Units subscribed in accordance with your delivery instructions. Once your subscription has been accepted by us, you may not revoke or change your subscription or request the return of your subscription funds. All accepted subscription agreements are irrevocable.

An investor will become a shareholder of our company, upon our acceptance of our acceptance of a subscription, with the Offered Units being issued immediately thereafter. For clarity, the subscription settlement will not occur until an investor’s funds have cleared and we accept an investor’s subscription.

By executing the subscription agreement and paying the total purchase price for the Offered Units subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Law Exemption and Offerings to Qualified Purchasers” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Units in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Units in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Units involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Units have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan initially to seek qualification of the Offered Units in Colorado, Connecticut, Delaware, Florida, Georgia, New York and Puerto Rico. It is possible that we would determine to qualify Offered Units in all states. In the case of each state in which Offered Unit are offered and sold, we will qualify the Offered Units for sale with the applicable state securities regulatory body or the Offered Units will be offered and sold pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our company’s offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Units to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

19

Investor Suitability Standards. The Offered Units may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Shares of Common Stock Comprising the Units

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue the shares of common stock comprising the Units purchased by such investor in book-entry form or issue a certificate or certificates representing such shares of common stock comprising the Units purchased by such investor.

Transferability of the Units and the Shares of Common Stock Comprising the Units

The Units, as well as the shares of our common stock comprising the Units, will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

We have not used, and we do not intend to use, any advertising, sales and other promotional materials outside of this Offering Circular, including “testing the waters” materials under the authorization of Rule 255.

20

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 10,000,000,000 shares of common stock, $.0001 par value per share; and (b) 20,000,000 shares of Preferred Stock, $.0001 par value per share, (1) 16,500,000 shares of which have been designated Series A Preferred Stock and (2) 1,000 shares of which have been designated Series B Preferred Stock.

As of the date of this Offering Circular, there were (x) 78,022,969 shares of our common stock issued and outstanding held by approximately 5,050 holders of record; (y) 5,859,980 shares of Series A Preferred Stock issued and outstanding held by 11 holders of record; and (z) 60 shares of Series B Preferred Stock issued and outstanding held by three holders of record.

Common Stock

This Offering Circular reflects a 1-for-80 reverse split (the Reverse Split) of our company’s common stock that became effective July 30, 2026 (historical share numbers herein have been restated to reflect the Reverse Split).

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by New York law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Preferred Stock

Voting Rights. Holders of shares of Series A Preferred Stock vote together with the holders of Common Stock. Each share of Series A Preferred Stock is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Series A Preferred Stock vote together with the holders of shares of Common Stock as a single class.

In addition, so long as any shares of Series A Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by our certificate of incorporation, the company will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock: (i) effect a sale of all or substantially all of the company’s assets or which results in the holders of the company’s capital stock owning less than fifty percent (50%) of the voting power of the company, (ii) alter or change the rights, preference, or privileges of the Preferred Class A Stock, (iii) increase or decrease the number of authorized shares of Series A Preferred Stock, (iv) authorize the issuance of securities having preference over or on par with the Series A Preferred Stock, (v) effectuate a forward or reverse stock split or dividend of the company’s Common Stock, or (vi) increase the maximum number of directors constituting the board of directors to a number greater than seven (7); with holders of Series A Preferred Stock having the right, but not the obligation, to fill four (4) of such board seats.

21

Dividend Rights. We are not required to pay dividends at any specific rate on the Series A Preferred Stock; provided, however, that if any dividend is paid on the outstanding Common Stock, the Series A Preferred Stock would participate in such dividend on a pari passu basis with the holders of Common Stock on an as converted to Common Stock basis.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, whether voluntary or involuntary, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the amount that would be paid to one hundred shares of Common Stock (subject to adjustment), plus any dividends declared but unpaid thereon.

Conversion Rights. Each share of Series A Preferred Stock is convertible at any time, after one year from the issuance of such share, at the option of the holder into one hundred (100) shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Other Rights. Holders of Series A Preferred Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Series A Preferred Stock.

Series B Preferred Stock

Voting Rights. Each outstanding share of Series B Preferred Stock shall be entitled to one hundred million (100,000,000) votes per share on all matters to which the shareholders of the Company are entitled or required to vote. Further, holders of Series B Preferred Stoc shall have voting rights equal to four times the sum of: (a) the total number of shares of Common Stock which are issued and outstanding at the time of voting; plus (b) the total number of votes to which holders of Series A Preferred Stock are entitled. At no time can the combination of votes by holders of Common Stock and Series A Preferred Stock be equal to or greater than the number of votes to which holders of Series B Preferred Stock shall be entitled.

Dividend Rights. We are not required to pay dividends at any specific rate on the Series B Preferred Stock; provided, however, that if any dividend is paid on the outstanding Common Stock, the Series B Preferred Stock would participate in such dividend on a pari passu basis with the holders of Common Stock on an as converted to Common Stock basis.

Conversion Rights. Each share of Series B Preferred Stock is convertible at any time, at the option of the holder into one hundred million (100,000,000) shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under New York law.

Transfer Agent

We have retained the services of Pacific Stock Transfer Co., 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, as the transfer agent for our common stock. Pacific Stock Transfer’s website is located at: securitize.io/pacific-stock-transfer.com. No information found on Pacific Stock Transfer’s website is part of this Offering Circular.

22

BUSINESS

Overview

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952 and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., (“Mammoth”), we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing spring and artesian water, Additionally, we expect that Mammoth will act as a third-party producer and bottler of “white label” beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC (“BNL Capital”). Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

On March 5, 2021, the Company paid $200,000 to BNL Capital to satisfy the remaining obligations owed to BNL Capital. BNL Capital also cancelled 7,500,000 shares of Series A Preferred Stock of the Company owned by BNL Capital.

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice (“CGMP”), regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act (“FSMA”). Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

23

As of April 6, 2020, the Company’s, through its wholly owned subsidiary Mammoth, production facility is fully operational after the Company spent 16 months restoring the production facility in Marion, North Carolina (the “Marion Facility”). The Marion Facility currently has the capacity to produce 192 million bottles or 8 million cases annually (with current equipment). The Marion Facility has space for additional capacity.

On February 17, 2021, Mammoth paid off all mortgage liens and obligations for the Marion Facility, equipment and property and has received a certificate of satisfaction from the lien holder. The certificate of satisfaction is being filed with the McDowell County Registry of Deeds which will remove all liens or encumbrances from the Marion Facility deed.

On or about June 14, 2021, the Company amended its Certificate of Incorporation to increase the number of authorized shares to ten billion (10,000,000,000) and create the Series B Convertible Preferred Stock with one thousand (1,000) shares authorized. Each share of Series B Convertible Preferred Stock will be convertible into one hundred million (100,000,000) shares of the Corporation’s common stock.

The Company has launched its CBD infused drink “Happy Mellow” beverage. The product is produced by our co-packers.

Disaster recovery efforts led by the federal government through Federal Emergency Management Agency, state government emergency response programs, and city or county emergency response programs require entities to be registered and cleared thru the System for Award Management (SAM). The Company successfully completed validation requirements and currently is awaiting issuance of Commercial and Government Entity Codes (“CAGE codes”). CAGE codes are unique identifier assigned to suppliers to various government or defense agencies and provide a standardized method of identifying a given facility at a specific location. Greene Concepts Inc. expedited application efforts in order to become registered and available to provide assistance for any disaster or emergency relief efforts. The Company’s Marion bottling facility is a strategically important asset by possessing a total of seven (7) operational wells. The Marion Facility is located within the Pisgah National Forest with an enormous source of pure spring water accessed from the aquifer located deep below the national forest. While the bottling facility can operate at full capacity with a single primary well the Company’s facility has the unique strategic advantage of having six additional operational wells as backup in the unlikely event of any system failures with the primary or any other well.

Current Business Activities

Expanded Retail Distribution and Strategic Growth. Greene Concepts, Inc. continued executing its national growth strategy during Q2 2026, focusing on retail distribution expansion, product diversification, and operational readiness.

The Company maintained Be Water™ distribution initiatives supporting Walmart channels and continued collaboration with Anderson Merchandisers to improve inventory visibility, in-store execution, and product performance tracking.

On November 13, 2025, Greene Concepts announced expansion of the Be Water portfolio through sustainable carton packaging formats (Tetra Prisma and Tetra Top), supporting additional retail and institutional opportunities while aligning with evolving consumer preferences for environmentally conscious packaging.

On January 7, 2026, the Company announced a renewed focus on gallon-sized Be Water production and retail availability in response to consumer demand, supporting operational efficiency and expanded distribution.

During the period, Greene Concepts also participated in specialty marketplace initiatives, including placement through Posh Pantry, supporting premium brand exposure and consumer engagement.

Operational scalability at the Company’s Marion, North Carolina bottling facility continued to support growing retail demand and future international opportunities.

24

Strategic Sales, Marketing, and Business Development Initiatives. During Q2 2026, Greene Concepts advanced strategic growth initiatives through collaboration with Beverage Products International (BPI).

BPI has supported the Company through sales strategy development, market expansion initiatives, digital media and public relations planning, e-commerce positioning, and business development outreach.

These initiatives support Greene Concepts’ objective to increase brand visibility, strengthen sales pipelines, and expand national market presence while maintaining operational scalability.

E-Commerce and Technology Partnerships. Greene Concepts continued its collaboration with Keychain, an AI-enabled CPG manufacturing network connecting brands, retailers, and manufacturers to more than 30,000 manufacturers and 20,000 brands, representing over $1 billion in monthly project value.

On December 16, 2025, the Company announced it achieved Keychain Preferred Partner status, increasing visibility to more than 20,000 brands and retailers and supporting expanded access to private-label and co-packing opportunities aligned with Greene Concepts’ production capabilities.

The Keychain platform supports operational transparency, workflow efficiency, and broader market exposure for the Company’s manufacturing services.

Brand and Market Positioning for Long-Term Growth. During the reporting period, Greene Concepts issued multiple corporate updates supporting long-term brand positioning and market awareness.

On January 13, 2026, the Company issued an update highlighting Be Water’s Appalachian heritage and domestic production strategy as part of its national growth framework.

On January 20, 2026, Greene Concepts released a consumer-education update describing natural artesian sourcing and mineral content associated with Be Water.

The Company also communicated initiatives involving bulk-water logistics intended to support regions experiencing water shortages, reflecting ongoing exploration of diversified water-distribution models beyond traditional retail channels.

During the period, Greene Concepts also issued corporate communications related to long-term resource stewardship and diversification initiatives connected to Company-controlled assets.

Operational Excellence and Quality Advancements. Greene Concepts continues to meet and exceed Safe Quality Food (SQF) and North Carolina Department of Agriculture compliance standards.

The Company conducts regular internal and third-party testing to ensure product safety, quality, and consistency. Operational infrastructure at the Marion facility supports multiple product formats, including branded retail products, private-label manufacturing, and refill-based bulk-water capabilities.

Improved Transparency, Investor Accessibility, and Business Growth. Greene Concepts continued supporting transparency and investor accessibility following its transition to the OTCID Marketplace.

The Company maintained nationwide online availability of Be Water through Walmart.com while continuing e-commerce initiatives designed to increase consumer access and support long-term sales growth.

Corporate communications during the period focused on operational readiness, product expansion, and strategic growth initiatives.

25

Business Plan Objectives

Greene Concepts’ activities during the period align with long-term objectives to:

•	Expand national broker and sales networks
•	Increase manufacturing efficiency and facility utilization
•	Grow retail distribution through national partnerships
•	Strengthen marketing and digital engagement initiatives
•	Expand private-label and co-packing opportunities

These initiatives support scalability, operational readiness, and long-term growth.

Operational Readiness and Industry Growth. The Be Water product portfolio includes multiple formats designed to serve both retail and institutional markets:

1.	24-Pack Cases
2.	6-Pack Cases
3.	Four 6-Pack Cases (24 Bottles Total)
4.	Single Bottles
5.	Gallon Bottles
6.	Private/Third-Party Label Manufacturing

Greene Concepts continues utilizing SPS Commerce Electronic Data Interchange (EDI) systems to streamline ordering, invoicing, and logistics integration with retail partners.

Be Water remains available through online retail channels as distribution initiatives continue to expand.

Industry Outlook. According to Grand View Research, the global bottled water market was valued at approximately $348.6 billion in 2023 and is projected to reach approximately $509.2 billion by 2030, driven by consumer health awareness, convenience, and increasing demand for premium hydration products.

These market trends support Greene Concepts’ continued focus on production scalability, retail expansion, and diversified water-supply opportunities.

Forward Operational Focus. Greene Concepts continues executing its established operating plan, supporting retail distribution, manufacturing efficiency, and consistent product quality. The Company remains focused on matching production capacity with demand while strengthening sales and distribution channels. Management’s priority remains disciplined execution and operational scalability designed to support long-term shareholder value.

26

Governmental Regulation

The operation of our facility and the production, distribution and sale of our future products in the United States are subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; the Lanham Act; various environmental statutes; and various other federal, state and local statutes regulating the production, transportation, sale, safety, advertising, labeling and ingredients of such products. We believe that we are in compliance, in all material respects, with such existing legislation and that prior to the operation of our facility, we will have all required licenses to operate.

The Food and Drug Administration (FDA) is responsible for the safety of bottled drinking water. The FDA has set Current Good Manufacturing Practices (CGMPs) specifically for bottled water. The FDA requires bottled water producers, like us, to:

•	Process, bottle, hold and transport bottled water under sanitary conditions;

•	Protect water sources from bacteria, chemicals and other contaminants;

•	Use quality control processes to ensure the bacteriological and chemical safety of the water;

•	Sample and test both source water and the final product for contaminants.

The FDA monitors and inspects bottled water products and processing plants under its food safety program. When FDA inspects plants, the FDA verifies that the plant's product water and operational water supply are obtained from an approved source; inspects washing and sanitizing procedures; inspects bottling operations; and determines whether companies analyze their source water and product water for contaminants.

Intellectual Property

We currently own the trademark for BeWater. We intend to maintain all registrations of our future significant trademarks and use our future trademarks in the operation of our businesses.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Properties

The Company leased office space in Clovis, CA for administrative functions. The Company has a long-term lease currently in place but no plans to purchase any facility.

The Company has complete ownership of the 60,000 square feet Beverage and Bottling plant located on 4.5 acres of Land, in Marion North Carolina. The property is in good condition and sufficient for the company’s current needs. Issuer is presently operating this facility in North Carolina. The Company is in the process of adding another 20,000 square feet to the Bottling Plant in North Carolina for additional processing capability.

Employees

In addition to our sole executive officer, we currently have no full-time employees and 2 part-time employees.

27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Results of Operations

Nine Months Ended April 30, 2026 and 2025.

Gross Sales. For the nine months ended April 30, 2026 and 2025, we reported gross sales of $593,541 (unaudited) and $615,705 (unaudited), respectively. Our marginally lower gross sales for the 2026 period are attributable to a lack of a strong current marketing program.

Cost of Sales. For the nine months ended April 30, 2026 and 2025, we reported cost of sales of $231,741 (unaudited) and $888,271 (unaudited), respectively. The effects of extreme inflation during 2024 and early 2025 continued to affect our costs of materials and production, resulting in a higher cost of sales for the 2026 period.

Gross Margin. For the nine months ended April 30, 2026 and 2025, we reported a gross margin $361,800 (unaudited) and $527,434 (unaudited), respectively.

Operating Expenses. For the nine months ended April 30, 2026 and 2025, we reported total operating expenses of $739,469 (unaudited) and $684,434 (unaudited).

Administrative Expenses. For the nine months ended April 30, 2026 and 2025, we reported administrative expenses of $85,906 (unaudited) and $91,735 (unaudited), respectively.

Professional Fees. For the nine months ended April 30, 2026 and 2025, we reported professional fees of $354,939 (unaudited) and $302,937 (unaudited), respectively.

Depreciation. For the nine months ended April 30, 2026 and 2025, we reported depreciation of $51,722 (unaudited) and $51,722 (unaudited), respectively.

Advertising and Marketing. For the nine months ended April 30, 2026 and 2025, we reported advertising and marketing expenses of $224,661 (unaudited) and $190,272 (unaudited), respectively.

Plant Operations. For the nine months ended April 30, 2026 and 2025, we reported plant operations expenses of $13,955 (unaudited) and $34,899 (unaudited), respectively.

Taxes. For the nine months ended April 30, 2026 and 2025, we reported tax expenses of $5,247 (unaudited) and $12,869 (unaudited), respectively.

Other Income. For the nine months ended April 30, 2026, other income was $22,530 (unaudited), which was comprised of $2,045 (unaudited) in other income and $20,485 in write-off of bad debt (unaudited). For the nine months ended April 30, 2025, other income was $596 (unaudited).

Net Loss. For the nine months ended April 30, 2026 and 2025, we reported a net loss of $352,139 (unaudited) and $156,404 (unaudited), respectively.

28

Years Ended July 31, 2025 and 2024.

Gross Sales. For the years ended July 31, 2025 and 2024, we reported gross sales of $990,829 (unaudited) and $856,545 (unaudited), respectively. Our higher gross sales for the 2025 period are attributable to the carry-on effects of our 2023 and 2024 marketing program.

Cost of Sales. For the years ended July 31, 2025 and 2024, we reported cost of sales of $297,249 (unaudited) and $491,904 (unaudited), respectively. Our higher sales volumes in 2025 allowed us to achieve certain economies of scale in the production of our product, thereby reducing our cost of sales as a percentage of gross sales.

Gross Margin. For the years ended July 31, 2025 and 2024, we reported a gross margin $693,580 (unaudited) and $364,641 (unaudited), respectively.

Operating Expenses. For the years ended July 31, 2025 and 2024, we reported total operating expenses of $865,330 (unaudited) and $915,857 (unaudited).

Administrative Expenses. For the years ended July 31, 2025 and 2024, we reported administrative expenses of $92,879 (unaudited) and $61,091 (unaudited), respectively.

Professional Fees. For the years ended July 31, 2025 and 2024, we reported professional fees of $383,512 and $452,025 (unaudited), respectively.

Depreciation. For the years ended July 31, 2025 and 2024, we reported depreciation of $68,962 (unaudited) and $68,962 (unaudited), respectively.

Marketing. For the years ended July 31, 2025 and 2024, we reported marketing expenses of $46,436 (unaudited) and $11,653 (unaudited), respectively. The increase in marketing expenses is attributable primarily to our greater levels of cash with which to market our products.

Brand Consulting. For the years ended July 31, 2025 and 2024, we reported brand consulting expenses of $69,704 (unaudited) and $130,653 (unaudited), respectively.

Plant Operations. For the years ended July 31, 2025 and 2024, we reported plant operations expenses of $40,971 (unaudited) and $30,272 (unaudited), respectively.

Taxes. For the years ended July 31, 2025 and 2024, we reported tax expenses of $17,782 (unaudited) and $11,553 (unaudited), respectively.

Other Income/Expense. For the year ended July 31, 2025, other income was $2,219 (unaudited), which was comprised of $5,519 (unaudited) in interest income, which was offset by $3,310 (unaudited) in finance and interest fees. For the year ended July 31, 2024, other income was $309,330 (unaudited), which was comprised of $211,873 (unaudited) in write off of convertible debt, $97,049 (unaudited) in finance and interest fees and $408 (unaudited) in interest income.

Net Loss. For the years ended July 31, 2025 and 2024, we reported a net loss of $169,541 (unaudited) and $241,886 (unaudited), respectively.

29

Plan of Operations

In order for us to implement our business plan over the next 12 months, we have identified the following milestones that we expect to achieve:

•	Expansion of Broker Network - We expect to continue to develop our working relationship with our national broker network. We continually meet, train, and go on sales call with our national broker network in order to take advantage of the momentum currently being created by their efforts. We anticipate a considerable amount of travel and ongoing expenses to be incurred as part of this expansion.

•	Increase Manufacturing Capacity - BE WATER product: we expect to add one to two new co-packer facilities, strategically located to reduce freight costs and meet current volumes and future growth objectives.

•	Expand Retail Distribution - We continue to expand our retail presence.

•	Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we anticipate that we will need to hire approximately two to three more people on the corporate level for the specific purpose of supporting the broker, distributor and retailers and their logistical and accounting requirements. We continue to seek and interview candidates to fill our growing need for additional staffing.

The milestones set forth above reflect our current judgment and belief regarding the direction of our business. Actual events, expenditures and results will almost always vary, sometimes materially, from any estimates, predictions, projections or assumptions suggested herein.

If our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Liquidity and Capital Resources

April 30, 2026. At April 30, 2026, our company had $29,552 (unaudited) in cash and a working capital deficit of $970,143 (unaudited), compared to $94,897 (unaudited) in cash and a working capital deficit of $1,305,747 (unaudited) at July 31, 2025. The change in our working capital position from July 31, 2025, to January 31, 2024, is attributable primarily to our reduction in notes payable to shareholder.

Our company’s current cash position of approximately $20,000 is not adequate for our company to maintain its present level of operations. We must obtain additional capital, including in this offering, in order to continue our operations at current levels. There is no assurance that we will be successful in this regard.

July 31, 2025. At July 31, 2025, our company had $94,897 (unaudited) in cash and a working capital deficit of $1,305,747 (unaudited), compared to $238,182 (unaudited) in cash and a working capital deficit of $1,699,698 (unaudited) at July 31, 2024.

Cancellation of Convertible Notes. Effective July 31, 2024, all of our then-outstanding outstanding convertible promissory notes were cancelled, a total cancellation amount of $313,996.

Financing Source. During 2025, we sold approximately 1,800,000,000 shares of common stock in our prior Regulation A offering, for a total of approximately $1,000,000 in cash. We require additional funding, whether from this offering or from another source, to increase sales of our products. There is no assurance that we will be successful, in this regard.

30

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

Without proceeds from this offering, we do not expect to make capital expenditures during the next twelve months.

31

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Key Employees

The following table sets forth certain information concerning our company’s executive management.

Name	Position	Age
Leonard Greene	Chief Executive Officer, President, Secretary and Director	70
Kenneth Porter	Plant Manager	62

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serve until their successor(s) is duly elected and qualified, or until they are removed from office. No family relationship exists between our officers and directors

Certain information regarding the backgrounds of our officers, directors and key employees is set forth below.

Leonard Greene, Chief Executive Officer. Lenny M. Greene is the current Chief Executive Officer, President and Director of the Company and has held that position since November 19, 2019. On November 19, 2019 Mr. Greene resumed the role of company CEO and President after having served in both roles from 2003 - 2018. During his previous tenure the company manufactured and distributed high-quality ink technology formulations for wide format, narrow format and industrial printing applications. Mr. Greene laid the groundwork to build the organization to an elevated level of competitiveness and professionalism while taking the company public (OTC: INKW) thereby magnifying expansion opportunities toward near-term growth and long-term value. He brings over thirty years of experience to Greene Concepts with an impressive acumen of negotiating and closing deals with Fortune 500 corporate accounts. Mr. Greene is an expert dealing with corporate executives and purchasing agents. His resume includes spearheading sales and service and repair contracts as CEO for Comservco, a personal computing and Wide Area Network infrastructure business, from $0 to $15 million over a three-year period. Mr. Greene has managed over 200 nationwide company accounts to include: ABC, CBS, Exxon Corporation, New York City (All City Agencies), New York Telephone Company, Western Electric, Citibank and Bank of New York. Since February 2023, Mr. Greene has served as a director of Tocca Life Holdings, Inc., a publicly traded company (symbol: TLIF) engaged in the operation of indoor rock climbing centers.

Kenneth Porter, Plant Manager. Mr. Porter has 36 years of experience in high-speed food and beverage production, managing multiple plants, the maintenance, equipment & processes.  Mr. Porter has worked as a manager for Pepsi Bottling Group, Universal Food & Beverage, Summit Beverage Group and prior to joining Greene Concepts, Ice River Springs, a bottling company with an annual volume of 25 million cases and 125 employees.

His career began in 1983 working as Production Manager for Coca-Cola Bottling Co Consolidated.  In 1994 he was promoted to Plant Manager for a facility with an annual volume of 20 MM cases, and managed 105 hourly employees and 12 managers.

Mr. Porter’s skills include PM systems, PLCs, Predictive maintenance, inferred & vibration analysis, Strong people/ coaching skills, Strong problem solving skills, P&L and budgets, Costing of products, Cost analysis, Capital Appropriations, Managed multi-million dollar projects, Removed and installed complete bottling lines, Personally installed over 20 pieces of major bottling, blow molding and support equipment, Master sanitation programs, Warehouse management, inventory control & Union Plants.  He has training/certification in Computers, T.Q.M, S.P.C, T.P.M, Team Building, Self-directed work teams, M.R.P, E.R.P, OSHA & GMP regulations, USDA, FDA, HACCP, SQF, NSF, Six Sigma Black Belt and lean manufacturing champion, Safety Committees and Pepsi CQV process.

32

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our sole director, his other business interests and his involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended July 31, 2025, our Board of Directors, did not hold a meeting, but took needed actions by unanimous written consent.

Independence of Board of Directors

Our Sole Director is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Leornard Greene, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Greene collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

33

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our sole executive officer.

Name and Principal Position	Year Ended 7/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Leonard M. Greene	2025	84,000	–	–	–	–	–	–	84,000
Chief Executive Officer	2024	84,000	–	–	–	–	–	–	84,000

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase Common Stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this PQA, for the named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leonard M. Greene	–	–	–	N/A	N/A	–	–	–	–

34

Employment Agreement

Effective as of November 19, 2019, we entered into an employment offer letter with Mr. Leonard Greene. Pursuant to the terms of the offer letter, Mr. Greene is appointed as the Chief Executive Officer of our company. His duties include the general management of the affairs of our company, together with the powers and duties usually incident to the office of chief executive officer. His monthly compensation is $7,000. He is eligible to participate in the standard benefits plans offered to similarly situated employees of our company. He is also eligible for annual bonuses at the sole discretion of the Board of Directors. The agreement may be terminated at any time by either party with or without cause or advance notice.

Outstanding Equity Awards

During the years ended July 31, 2025 and 2024, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our sole director receives no compensation for their serving as directors of our company.

35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof. Unless otherwise indicated, the business address of each person listed is in care of Greene Concepts, Inc., 13195 Hwy 221N, Marion, North Carolina 28752.

Name of Shareholder	Number of Shares Beneficially Owned		% Beneficially Owned(1)		Number of Shares Beneficially Owned		% Beneficially Owned(2)		Effective Voting Power
Common Stock Executive Officers, Directors & Key Persons
Leonard Greene Kenneth Porter	2,000,000,000 10,000,000	(3)(4) (5)	30.01%	*	2,000,000,000 10,000,000	(3)(4) (5)	28.98%	*	See Note 10
Officers and directors, as a group (1 person)	2,010,000,000	(6)	30.16%		2,010,000,000	(6)	29.12%
5% Owners Lucky Pony, LLC(7) High Hopes Holdings LLC(8)	2,000,000,000 2,000,000,000	(3) (3)	30.01% 30.01%		2,000,000,000(3) 2,000,000,000(3)		28.98% 28.98%		See Note 10
Series A Preferred Stock(9) Keith Kramer Kenneth Porter	517,000 100,000		8.77% 1.70%		517,000 100,000		8.77% 1.70%		See Note 10
Series B Preferred Stock(10) Lucky Pony, LLC(7) The Leonard and Elizabeth Greene Family Trust(11) High Hopes Holdings LLC(8)	20 20 20		33.333% 33.333% 33.333%		20 20 20		33.333% 33.333% 33.333%		See Note 10

*	Less than 1%.
(1)	Based on (a) 6,664,020,969 shares of common stock outstanding, which includes (1) 78,022,969 issued shares, (2) 585,998,000 unissued shares that underlie currently convertible shares of Series A Preferred Stock and (3) 6,000,000,000 unissued shares that underlie currently convertible shares of Series B Preferred Stock, (b) 5,859,980 shares of Series A Preferred Stock outstanding and (c) 60 shares of Series B Preferred Stock outstanding, before this offering.
(2)	Based on (a) 6,901,520,969 shares of common stock outstanding, which includes (1) 313,772,962 issued shares, assuming the sale of all Remaining Offered Units, (2) 585,998,000 unissued shares that underlie currently convertible shares of Series A Preferred Stock and (3) 6,000,000,000 unissued shares that underlie currently convertible shares of Series B Preferred Stock, (b) 5,859,980 shares of Series A Preferred Stock outstanding and (c) 60 shares of Series B Preferred Stock outstanding, after this offering.
(3)	None of these shares is issued, but underlie currently convertible shares of Series B Preferred Stock.
(4)	These shares are owned of record by The Leonard and Elizabeth Greene Family Trust, of which Leonard Greene, our Sole Officer and Director, is a trustee.
(5)	None of these shares is issued, but underlie currently convertible shares of Series A Preferred Stock.
(6)	None of these shares is issued; 10,000,000 of such shares underlie currently convertible shares of Series A Preferred Stock; 2,000,000,000 of such shares underlie currently convertible shares of Series B Preferred Stock.
(7)	Stephen W. Carnes is the owner of this entity. This address of this entity is 2180 North Park Avenue, Unit 200, Winter Park, Florida 33278.
(8)	Robert Levit is the owner of this entity.
(9)	Each share of Series A Preferred Stock is convertible into 100 shares of common stock.
(10)	Our outstanding shares of Series B Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the shares of common stock comprising the Offered Units, from influencing any corporate decision. Each share of Series B Preferred Stock has voting rights in all matters requiring shareholder approval in the amount of 100,000,000 votes. Our Sole Officer and Director, Leonard Greene, indirectly owns 33.33% of the outstanding shares of our Series B Preferred Stock. While Mr. Greene does not own securities representing voting control, per se, Mr. Greene can be expected to control effectively the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See "Risk Factors-Risks Related to a Purchase of the Offered Shares”).
(11)	Leonard Greene, our Sole Officer and Director, is a trustee of this trust.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since the beginning of our 2020 fiscal year, we have not entered into any transactions with any related persons in which the amount involved exceeded the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years.

As of July 31, 2025, the Company owed $1,360,640 to Leonard Greene, the Company’s Chief Executive Officer. The loan is non-interest-bearing and unsecured, and due upon demand.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares, the Company Offered Shares and the Selling Shareholder Offered Shares, offered by this Offering Circular will be passed upon by Newlan Law Group, PLLC. Newlan Law Group, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

37

INDEX TO FINANCIAL STATEMENTS

GREENE CONCEPTS, INC.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

F-1

GREENE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

ON APRIL 30, 2026, AND APRIL 30, 2025

(UNAUDITED)

	2026	2025
ASSETS
CURRENT ASSETS
Cash	$29,552	$85,277
Accounts Receivable net of allowance of doubtful accounts	288,925	288,736
Inventory	260,303	399,531
Securities	1	5
TOTAL CURRENT ASSETS	578,781	773,549
FIXED ASSETS-NET	4,660,986	4,472,198
OTHER ASSETS
Investment in Subsidiary	–	–
Due from subsidiary	–	–
Subscription Programs	123,902	164,833
TOTAL ASSETS	$5,363,669	$5,666,580
LIABILITIES
Accounts Payable	17,867	35,387
Accrued Interest Payable	–	–
Other Liabilities	292,745	278,097
Notes Payable (Note 2)	–	–
Note Payable Shareholder	1,238,312	1,713,646
TOTAL LIABILITIES	1,548,924	2,027,130
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred A Stock $.0001 par value 20,000,000 Authorized 6,608,890 issued & outstanding on April 30, 2026, and 888,390 issued & outstanding on April 30, 2025	661	89
Preferred B Stock $.001 par value 1,000 Authorized 60 issued & outstanding on April 30, 2026, and 60 issued & outstanding on April 30, 2025	–	–
Common Stock, $.0001 par value 10,000,000,000 Authorized 63,772,548 issued & outstanding at April 30, 2026, and 42,664,594 issued & outstanding at April 30, 2025	510,181	341,317
Additional paid-in-capital	11,890,622	11,519,486
Retained earnings/(deficit)	(8,586,719)	(8,221,442)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,814,745	3,639,450
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$5,363,669	$5,666,580

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-2

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2026, AND APRIL 30, 2025

(UNAUDITED)

	Three Months Ended April 30		Nine Months Ended April 30
	2026	2025	2026	2025
REVENUES:
Sales	$148,335	$192,736	$593,541	$615,705
TOTAL REVENUE	148,335	192,736	593,541	615,705
COST OF SALES	121,086	37,074	231,741	88,271
GROSS MARGIN	227,249	155,662	361,800	527,434
OPERATING EXPENSES:
Administrative expenses	51,433	62,365	85,906	91,735
Advertising	12,420	64,399	55,702	123,438
Professional Fees	154,500	80,806	354,939	302,937
Depreciation	17,241	17,241	51,721	51,722
Marketing	37,595	20,014	168,959	66,834
Plant operations	3,460	1,579	13,995	34,899
Taxes	–	–	5,247	12,869
Total Operating expenses	276,649	256,404	736,469	684,434

NET OPERATING INCOME/ (LOSS)	(249,400)	(100,742)	(374,669)	(157,000)

OTHER INCOME/(EXPENSES)
Write off bad debt	–	–	20,485	–
Finance and interest fees	–	(4,065)	–	(4,065)
Other Income	82	2,230	2,045	4,661
Interest income	–	–	–	–
Total Other Income/(Expenses)	82	(1,735)	22,530	596
NET INCOME/ (LOSS)	$(249,482)	$(102,477)	$(352,139)	$(156,404)

Basic and Diluted Loss per Common Share	$(.00)	$(.00)	$(.00)	$(.00)

Weighted Average Number of Common Shares Outstanding	63,772,548	42,664,594	63,772,548	42,664,594

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-3

GREEN CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED APRIL 30, 2026 AND APRIL 30, 2025

(UNAUDITED)

	PREFERRED		COMMON		ADDITIONAL PAID IN	ACCUMULATED EQUITY	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	CAPITAL	(DEFICIT)	(DEFICIT)
BALANCE JULY 31, 2022	888,450	89	26,058,344	2,606	$10,192,997	$(6,419,241)	$3,776,451
ISSUANCE OF COMMON SHARE FOR REG A	–	–	375,000	38	224,962	–	225,000
NET INCOME/(LOSS) OCTOBER 31, 2022	–	–	–	–	–	(408,219)	(408,219)
BALANCE OCTOBER 31, 2022	888,450	89	26,433,344	2,643	10,417,960	$(6,827,460)	$3,593,231
NET INCOME/(LOSS) JANUARY 31, 2023						(257,127)	(257,127)
BALANCE JANUARY 31, 2023	888,450	89	26,433,344	2,643	10,417,960	$(7,116,587)	$3,304,103
ISSUANCE OF COMMON SHARE FOR REG A	–	–	300,000	30	55,970	–	56,000
NET LOSS APRIL 30, 2023	–	–	–	–	–	(296,906)	(296,906)
BALANCE APRIL 30, 2023	888,450	89	26,733,344	2,673	10,473,930	$(7,380,735)	3,095,956
ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,650,000	165	307,035	–	308,000
NET LOSS JULY 31, 2023	–	–	–	–	–	$(442,416)	(442,416)
BALANCE JULY 31, 2023	888,450	89	28,383,344	2,838	10,794,965	$(7,823,151)	$2,974,740
ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,125,000	112	167,888	–	168,000
NET LOSS OCTOBER 31,2023	–	–	–	–	–	(233,831)	(233,831)
BALANCE OCTOBER 31, 2023	884,450	89	28,383,344	2,838	10,962,965	$(8,056,982)	$2,908,910
NET LOSS JANUARY 31, 2024	–	–	–	–	–	(20,704)	(20,704)
BALANCE JANUARY 31, 2024	888,450	89	29,508,344	2,951	10,962,852	$(8,077,686)	$2,888,205
ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,500,000	150	119,850	–	120,000
NET LOSS APRIL 30, 2024	–	–	–	–	–	(101,137)	(101,137)
BALANCE JANUARY 31, 2024	888,450	89	31,008,344	3,101	11,082,702	$(8,178,824)	$2,907,068
ISSUANCE OF COMMON SHARES FOR REG A	–	–	5,125,000	512	409,488	–	41,000
NET INCOME JULY 31 2024	–	–	–	–	–	113,785	113,785
BALANCE JULY 31, 2024	888,450	89	36,133,344	3,613	11,492,190	$(8,065,039)	$3,430,853
ISSUANCE OF COMMON SHARES FOR REG A	–	–	3,906,250	391	224,609	–	225,000
NET LOSS JANUARY 31,2025	–	–	–	–	–	(53,926)	(53,926)
BALANCE JANUARY 31, 2025	888,450	89	40,039,594	4,004	11,716,799	$(8,118,965)	$3,601,927
ISSUANCE OF COMMON SHARES FOR REG A	–	–	2,625,000	262	139,738	–	140,000
NET LOSS APRIL 30, 2025	–	–	–	–	–	(102,477)	(102,477)
BALANCE APRIL 30, 2025	888.450	89	42,664,594	4,266	11,856,537	$(8,221,442)	$3,649,450
ISSUANCE OF COMMON SHARES FOR REG A	–	–	5,475,379	548	189,452	–	190,000
NET LOSS JULY 31, 2025	–	–	–	–	–	(13,138)	(13,138)
BALANCE JULY 31, 2025	888,450	89	48,139,973	4,814	12,045,989	$(8,234,580)	$3,816,312
ISSUANCE OF COMMON SHARES FOR REG A	–	–	4,876,894	488	112,512	–	113,000
NET LOSS OCTOBER 31, 2025	–	–	–	–	–	(13,934)	(13,934)
BALANCE OCTOBER 31, 2025	888,450	89	53,016,867	5,302	12,158,501	$(8,248,514)	$3,915,378
ISSUANCE OF PREFERRED A SHARES FOR SERVICES	5,007,500	501	–	–	–	–	501
ISSUANCE OF COMMON SHARES FOR REG A	–	–	7,007,576	701	147,299	–	148,000
ISSUANCE OF COMMON SHARES FOR SERVICES	–	–	14,375	1	114	–	115
NET LOSS JANUARY 31, 2026	–	–	–	–	–	(88,723)	(88,723)
BALANCE JANUARY 31, 2026	5,895,890	590	60,038,817	6,004	12,305,914	$(8,337,237)	$3,975,271
ISSUANCE OF PREFERRED A SHARES FOR SERVICES	713,000	71	–	–	–	–	71
ISSUANCE OF COMMON SHARES FOR REG A	–	–	4,498,106	450	94,550	–	95,000
CANCELLATION OF COMMON SHARES ISSUED FOR SERVICES	–	–	(764,375)	(76)	(6,039)	–	(6,115)
NET LOSS APRIL 30, 2026	–	–	–	–	–	(249,482)	(246,482)
BALANCE APRIL 30, 2026	6,608,890	661	63,772,548	6,377	12,394,425	$(8,586,719)	$3,814,475

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-4

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JANUARY 31, 2026 & JANUARY 31, 2025

(UNAUDITED)

	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income / (Loss)	$(352,139)	$(156,405)
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Shares issued for services	572	–
Depreciation and amortization	51,723	51,722
(Increase)/decrease in Due from subsidiary	–	–
(Increase)/decrease in accounts receivable	4,300	16,899
Increase/ (decrease) in accounts payable	(20,048)	5,593
Increase/(decrease) in other current liabilities	94,821	81,099
(Increase)/decrease in other current assets	(39,634)	(194,265)
(Increase)/decrease in inventory	116,662	45,822
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(143,783)	(149,535)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Fixed Assets	–	(8,494)
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	–	(8,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of branding rights	–	–
(Decrease)/Increase in notes payable	(229,318)	(359,876)
(Decrease)/Increase in REG A Equity Investment	349,998	365,000
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	120,680	5,124

NET INCREASE/ (DECREASE) IN CASH	(23,103)	(152,905)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	52,655	238,182
CASH AND EQUIVALENTS, END OF PERIOD	$29,552	$85,277

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Issuance of Preferred Shares for Services	71	–
Cancelation of Common Shares for services	6,115	–

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-5

GREENE CONCEPTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2026

NOTE 1 – ORGANIZATION AND OPERATIONS

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years. The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits. The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understandin g the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of financial statements.

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with a maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation for up to $250,000.

F-6

E. FIXED ASSETS

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in the income. In February 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC. Depreciation for the nine months ended April 30, 2026, and 2025 was $51,723, respectively.

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

G. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of “Accounting for Income Taxes.” Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

	As of April 30, 2026	As of April 30, 2025
Net operating loss carryforward	$(8,586,719)	$(8,221,442)
Valuation allowance	(8,586,719)	(8,221,442)

Net deferred tax assets	$–	$–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Nine Months ended April 30, 2026	For the Nine Months ended April 30, 2025
Expected federal statutory rate	(21)%	(21)%
State Effect on tax rate, net of federal benefit	(4.35)%	(4.35)%
Change in valuation allowance	25.35%	25.35%

Income tax provision (benefit)	2,176,733	2,084,136

The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits may be realized in future periods. The Company has not yet established that it can generate taxable income. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

F-7

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

NOTE 2 – NOTES AND OTHER LOANS PAYABLE

Convertible Notes.

Date	Name	Principal	Interest Rate	Maturity Date
October 1, 2018	Bradley Wilson	$6,000.00	12.00% APR	October 1,2019
October 5, 2018	Bradley Wilson	$1,150.00	12.00% APR	October 5, 2019
October 26, 2018	Bradley Wilson	$12,000.00	12.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$9,223.00	12.00% APR	October 26, 2019
November 15, 2018	Bradley Wilson	$10,000,00	12.00% APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	12.00% APR	December 11,2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
January 16,2019	CDN Associates, LLC	$5,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	8.00% APR	March 6, 2020
January 24, 2020	Bradley Wilson	$44,400.00	12.00% APR	January 24, 2021
February 19, 2020	Bradley Wilson	$25,000.00	12.00% APR	February 19, 2021
March 26, 2020	Bradley Wilson	$10,000.00	12.00% APR	March 26, 2021

The Company wrote off the principal and accumulated interest of the above listed Notes in the fourth Quarter of the fiscal year. The Principal of the Notes written off was $211, 873.00 and the accumulated interest was $97,049.86.

NOTE 3 – REGULATION A OFFERING

Regulation A Offering (024-12727). In its current, and second, Regulation A offering, the Company is offering 2,500,000 units of its securities (the “Units” or the “Offered Units”), with each Unit consisting of 100 shares of its common stock, of which 142,500 Units have been sold for cash in the total amount of $57,000.

Regulation A Offering (024-12157). In its first Regulation A offering, the Company sold 47,017,046 shares of its common stock and warrants to purchase a total of 31,344,697shares of common stock at an exercise price of $.80 per share, for a total of $675,8000 in cash.

F-8

NOTE 4 – BUSINESS DEVELOPMENTS DURING Q3 FISCAL 2026

Expanded Retail Distribution and Strategic Growth

Greene Concepts, Inc. continued advancing its national retail growth strategy during Q3 2026 through expanded distribution initiatives, e-commerce growth, hospitality placements, and private-label manufacturing opportunities.

During the reporting period, the Company announced expanded Be Water™ placement initiatives with Walmart stores across the Southeastern United States. The Company also reported increased purchase order activity supporting accelerated retail expansion efforts and broader store penetration.

Greene Concepts continued collaboration with Anderson Merchandisers supporting in-store execution, inventory management, and retail visibility initiatives associated with Walmart distribution programs.

During Q3 2026, Greene Concepts also expanded Be Water distribution through multiple online and specialty retail channels. On February 6, 2026, the Company announced Be Water coming soon to OneLavi.com, followed by official product availability on the platform on February 18, 2026, supporting additional consumer access and premium marketplace exposure.

On February 11, 2026, Greene Concepts announced local retail placement of Be Water at the historic Switzerland Inn located along the Blue Ridge Parkway in North Carolina. During April 2026, the Company announced expansion of the Switzerland Inn relationship through guest-room hospitality placement initiatives supporting increased brand visibility within the hospitality sector.

Operational scalability at the Company’s Marion, North Carolina bottling facility continued supporting growing retail demand, expanded e-commerce initiatives, and private-label manufacturing opportunities.

Strategic Sales, Marketing, and Business Development Initiatives

During Q3 2026, Greene Concepts advanced strategic growth initiatives through expanded e-commerce positioning, national brand awareness initiatives, and operational retail support programs.

The Company continued collaboration with Beverage Products International (BPI) supporting sales strategy development, digital marketing initiatives, public relations planning, and national business development outreach.

On April 8, 2026, Greene Concepts announced a partnership with Startup Success Lab to support Walmart growth initiatives and retail execution optimization. The engagement focused on operational alignment, reporting visibility, and retail support infrastructure intended to improve scalability and in-store performance.

F-9

On April 15, 2026, the Company provided an operational update regarding Startup Success Lab initiatives supporting Walmart execution strategies and long-term retail expansion objectives.

Greene Concepts also continued consumer engagement and public awareness initiatives supporting brand visibility and hydration education through multiple corporate communications during the reporting period.

E-Commerce and Technology Partnerships

Greene Concepts continued expanding its e-commerce presence during Q3 2026 through Amazon and specialty online marketplace initiatives.

On February 13, 2026, the Company announced Be Water coming soon to Amazon. During February 2026, Greene Concepts further expanded its online product offerings through introduction of Be Water six-pack formats on Amazon.com.

Following initial inventory sell-through activity, the Company announced Amazon restocking initiatives during March 2026 supporting continued consumer demand and expanded product availability.

During April 2026, Greene Concepts highlighted continued e-commerce growth through expanded Amazon six-pack offerings designed to improve convenience purchasing and broaden online consumer accessibility.

The Company also maintained its relationship with Keychain, an AI-enabled consumer packaged goods manufacturing platform supporting exposure to private-label, co-packing, and manufacturing opportunities. Keychain connects brands, retailers, and manufacturers to more than 30,000 manufacturers and 20,000 brands, representing over $1 billion in monthly project value.

Brand and Market Positioning for Long-Term Growth

During the reporting period, Greene Concepts issued multiple corporate communications supporting long-term brand positioning, consumer awareness, and market differentiation.

On February 25, 2026, Greene Concepts announced federal registration of the Be Water™ trademark with the United States Patent and Trademark Office (USPTO), supporting long-term national brand expansion initiatives and intellectual property protection.

The Company also issued multiple updates during Q3 2026 focused on product quality, packaging integrity, source protection, production standards, and hydration transparency initiatives.

On March 5, 2026, Greene Concepts highlighted emerging research involving packaging and microplastics as part of broader consumer education and hydration transparency initiatives.

During March and April 2026, Greene Concepts issued additional operational updates regarding quality standards, source protection, production consistency, handling standards, and manufacturing practices supporting Be Water product integrity and long-term consumer confidence.

Greene Concepts also announced Be Water participation in Distinctive Assets’ “Everyone Wins” nominee gift bags during OSCARS® Week, supporting premium brand visibility and national exposure opportunities.

F-10

Operational Excellence and Quality Advancements

Greene Concepts continues to meet and exceed Safe Quality Food (SQF) and North Carolina Department of Agriculture compliance standards.

The Company conducts regular internal and third-party testing to ensure product safety, quality, and consistency. Operational infrastructure at the Marion facility supports multiple product formats, including branded retail products, private-label manufacturing, and refill-based bulk-water capabilities.

During Q3 2026, the Company highlighted production oversight, product handling standards, source protection initiatives, and manufacturing consistency supporting long-term operational scalability and product integrity.

The Company’s Marion, North Carolina bottling facility continues supporting multiple production formats including branded retail products, gallon-sized products, six-pack configurations, hospitality placements, and private-label manufacturing opportunities.

On April 22, 2026, Greene Concepts announced an initial multi-truckload gallon-sized private-label production order from EPETWATER, supporting expanded utilization of the Company’s manufacturing capabilities and private-label production infrastructure.

Improved Transparency, Investor Accessibility, and Business Growth

Greene Concepts continued supporting transparency and investor accessibility during Q3 2026 through ongoing OTC Markets disclosures, corporate communications, and operational updates.

The Company maintained nationwide online availability of Be Water through Walmart.com, Amazon.com, and additional online distribution channels supporting broader consumer accessibility.

Corporate communications during the reporting period focused on operational execution, retail expansion, quality standards, manufacturing scalability, and long-term growth initiatives.

Business Plan Objectives

Greene Concepts’ activities during the period align with long-term objectives to:

Expand national retail distribution and broker relationships

Increase manufacturing efficiency and facility utilization

Strengthen e-commerce and digital sales initiatives

Expand private-label and co-packing opportunities

Increase hospitality and specialty retail placement initiatives

Support long-term operational scalability and production readiness

These initiatives support continued operational growth, manufacturing utilization, and long-term shareholder value objectives.

F-11

Operational Readiness and Industry Growth

The Be Water product portfolio includes multiple formats designed to support retail, hospitality, institutional, and private-label markets:

1. 24-Pack Cases

2. 6-Pack Cases

3. Four 6-Pack Cases (24 Bottles Total)

4. Single Bottles

5. Gallon Bottles

6. Hospitality Placement Programs

7. Private/Third-Party Label Manufacturing

Greene Concepts continues utilizing SPS Commerce Electronic Data Interchange (EDI) systems supporting retail ordering, invoicing, and logistics integration with national retail partners.

Be Water remains available through expanding online retail and distribution channels as the Company continues supporting national growth initiatives.

Industry Outlook

According to Grand View Research, the global bottled water market was estimated at approximately $451.5 billion in 2025 and is projected to reach approximately $611.0 billion by 2033, driven by increasing consumer health awareness, rising demand for convenient hydration products, premium product positioning, and continued innovation across packaging and production formats.

Additional Grand View Research data indicates the U.S. bottled water market was estimated at approximately $47.4 billion in 2024 and is projected to reach approximately $66.4 billion by 2030, reflecting continued long-term consumer demand for bottled water products within the United States.

These market trends support Greene Concepts’ continued focus on retail expansion, operational scalability, e-commerce growth, hospitality placements, premium brand positioning, and diversified manufacturing opportunities.

Forward Operational Focus

Greene Concepts continues executing its operating strategy supporting retail expansion, manufacturing scalability, e-commerce growth, and consistent product quality standards.

Management remains focused on aligning production capacity with increasing demand while strengthening operational infrastructure, retail relationships, and manufacturing utilization.

The Company’s operational priorities remain centered on disciplined execution, product consistency, retail expansion, and scalable growth initiatives intended to support long-term shareholder value.

NOTE 5 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date these financial statements were available to be issued. Based on such evaluation, there are no material events that have occurred that require further disclosure.

F-12

GREENE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

ON JULY 31, 2025, AND JULY 31, 2024

(UNAUDITED)

	At 7/31/25	7/31/24
ASSETS

CURRENT ASSETS

Cash	$52,655	$238,182

Accounts Receivable net of allowance of doubtful accounts	293,224	305,635

Inventory	376,925	445,353

Securities	1	33

TOTAL CURRENT ASSETS	$722,805	$989,203

FIXED ASSETS-NET	4,713,831	4,771,426

OTHER ASSETS	–	–

Investment in Subsidiary	–	–

Due from subsidiary	–	–

Subscription Programs	163,537	359,127

TOTAL ASSETS	$5,600,173	$6,119,759

LIABILITIES

Accounts Payable	$37,915	$29,794

Accrued Interest Payable	–	–

Other Liabilities	197,926	196,998

Notes Payable (Note 2)	–	–

Note Payable Shareholder	1,548,020	2,462,109

TOTAL LIABILITIES	1,783,861	2,688,901

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.0001 par value 20,000,000 Authorized 888,390 issued & outstanding on July 31, 2025, and 888,390 issued & outstanding on July 31, 2024	89	89

Preferred B Stock $.001 par value 1,000 Authorized 60 issued & outstanding on July 31, 2025, and 60 issued & outstanding on July 31, 2024	–	–

Common Stock, $.0001 par value 10,000,000,000 Authorized 48,139,973 issued & outstanding at July 31, 2025, and 36,133,344 issued & outstanding at July 31, 2024	385,120	289,067

Additional paid-in-capital	11,665,683	11,206,736

Retained earnings/(deficit)	(8,234,580)	(8,065,037)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,816,312	3,430,855

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$5,601,173	$6,119,756

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-13

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED JULY 31, 2025 AND 2024

(UNAUDITED)

	Year Ended 12/31/25	Year Ended 12/31/24
REVENUES:

Sales	$990,829	$865,545

TOTAL REVENUE	990,829	865,545

COST OF SALES	297,249	491,904

GROSS MARGIN	693,580	364,641

OPERATING EXPENSES:

Administrative expenses	92,879	61,091

Advertising	145,084	149,647

Professional Fees	383,512	452,025

Depreciation	68,962	68,962

Marketing	46,436	11,653

Brand Consulting	69,704	130,653

Plant operations	40,971	30,272

Taxes	17,782	11,553

Total Operating expenses	865,330	915,857

NET OPERATING INCOME/ (LOSS)	(171,750)	(551,216)

OTHER INCOME/(EXPENSES)

Write off Convertible debt	–	211,873

Finance and interest fees	(3,310)	97,049

Other Income	–	–

Interest income	5,519	408

Total Other Income/(Expenses)	2,219	309,330

NET INCOME/ (LOSS)	$(169,541)	$(241,886)

Basic and Diluted Loss per Common Share	$(.000044)	$(.00008)

Weighted Average Number of Common Shares Outstanding	48,139,973	36,133,344

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-14

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JULY 31, 2025 AND 2024

(UNAUDITED)

	PREFERRED			COMMON	ADDITIONAL PAID	ACCUMULATED EQUITY	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	IN CAPITAL	(DEFICIT)	(DEFICIT)
BALANCE JULY 31, 2022	888,450	$89	26,058,344	$2,606	$10,192,997	$(6,419,241)	$3,776,451

ISSUANCE OF COMMON SHARE FOR REG A	–	–	375,000	38	224,962	–	225,000

NET INCOME/(LOSS) OCTOBER 31, 2022	–	–	–	–	–	(408,219)	(408,219)

BALANCE OCTOBER 31, 2022	–	$89	–	$–	$–	$–	$–

NET INCOME/(LOSS) JANUARY 31, 2023-	–	–	–	–	–	–	(257,127)

BALANCE JANUARY 31, 2023	–	$89	–	$–	$–	$–	$–

ISSUANCE OF COMMON SHARE FOR REG A	–	–	300,000	–	–	–	56,000

NET LOSS APRIL 30, 2023	–	–	–	–	–	(296,906)	(296,906)

BALANCE APRIL 30, 2023	888,450	$89	26,733,344	$2,673	$10,473,930	$(7,380,735)	$3,095,956

ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,650,000	165	307,035	–	308,000

NET LOSS JULY 31, 2023	–	–	–	–	–	(442,416)	(442,416)

BALANCE JULY 31, 2023	–	$89	–	$–	$–	$–	$–

ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,125,000	–	159,000	–	168,000

NET LOSS OCTOBER 31,2023	–	–	–	–	–	(233,831)	(233,831)

BALANCE OCTOBER 31, 2023	884,450	$89	28,383,344	$2,838	$10,962,965	$(8,056,982)	$2,908,910

NET LOSS JANUARY 31, 2024	–	–	–	–	–	(20,704)	(20,704)

BALANCE JANUARY 31, 2024	888,450	$89	29,508,344	$2,951	$10,962,852	$(8,077,686)	$2,888,205

ISSUANCE OF COMMON SHARES FOR REG A	–	–	1,500,000	150	119,850	–	120,000

NET LOSS APRIL 30, 2024	–	–	–	–	–	(101,137)	(101,137)

BALANCE JANUARY 31, 2024	888,450	$89	31,008,344	$3,101	$11,082,702	$(8,178,824)	$2,907,068

ISSUANCE OF COMMON SHARES FOR REG A	–	–	5,125,000	512	409,488	–	41,000

NET INCOME JULY 31 2024	–	–	–	–	–	113,785	113,785

BALANCE JULY 31, 2024	888,450	$89	36,133,344	$3,613	$11,492,190	$(8,065,039)	$3,430,853

ISSUANCE OF COMMON SHARES FOR REG A	–	–	3,906,250	391	224,609	–	225,000

The accompanying notes ar–n integral part of the unaudited consolidated financial statements.

F-15

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2025 AND 2024

(UNAUDITED)

	Year Ended 12/31/25	Year Ended 12/31/24
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	(169,541)	(241,873)

Adjustments to reconcile net income to net cash provided. By operating activities:

Changes in operating assets and liabilities:

Write off of Debt	–	–

Depreciation and amortization	68,962	68,962

(Increase)/decrease in Due from subsidiary	–	703

(Increase)/decrease in accounts receivable	12,411	(270,871)

Increase/ (decrease) in accounts payable	8,121	(41,931)

Increase/ (decrease) in accrued interest payable	–	(123,461)

Increase/(decrease) in other current liabilities	928	196,998

(Increase)/decrease in other current assets	(195,557)	10,768

(Increase)/decrease in inventory	68,428	(119,603)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(206,248)	(732,897)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	(11,367)	(248,748)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(11,367)	(248,748)

CASH FLOWS FROM FINANCING ACTIVITIES

Sale of branding rights	–	–

(Decrease)/Increase in notes payable	(522,912)	326,377

(Decrease)/Increase in REG A Equity Investment	555,000	698,000

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	32,088	1,024,377

NET INCREASE/ (DECREASE) IN CASH	(185,527)	42,732

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	238,182	195,450

CASH AND EQUIVALENTS, END OF PERIOD	52,655	238,182

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-16

GREENE CONCEPTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2025

NOTE 1 – ORGANIZATION AND OPERATIONS

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years. The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits. The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of financial statements.

B.       BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.

C.       USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D.       CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with a maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation for up to $250,000.

F-17

E.       FIXED ASSETS

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in the income. In February 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC. Depreciation for the year ended July 31, 2025, and 2024 was

$68,962, respectively.

F.       COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

G.       INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of “Accounting for Income Taxes.” Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

	As of July 31, 2025	As of July 31, 2024
Net operating loss carryforward	(8,234,580)	(8,065,038)
Valuation allowance	(8,234,580)	(8,065,038)

Net deferred tax assets	$–	$–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Nine Months ended July 31, 2025	For the Nine Months ended July 31, 2024
Expected federal statutory rate	(21.00)%	(21.00)%
State Effect on tax rate, net of federal benefit	(4.35)%	(4.35)%
Change in valuation allowance	25.35%	25.35%

Income tax provision (benefit)	2,087,466	2,044,487

The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits may be realized in future periods. The Company has not yet established that it can generate taxable income. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

F-18

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

NOTE 2 – NOTES AND OTHER LOANS PAYABLE

Convertible Notes.

Date	Name	Principal	Interest Rate	Maturity Date
October 1, 2018	Bradley Wilson	$6,000.00	12.00% APR	October 1,2019
October 5, 2018	Bradley Wilson	$1,150.00	12.00% APR	October 5, 2019
October 26, 2018	Bradley Wilson	$12,000.00	12.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$9,223.00	12.00% APR	October 26, 2019
November 15, 2018	Bradley Wilson	$10,000,00	12.00% APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	12.00% APR	December 11,2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
January 16,2019	CDN Associates, LLC	$5,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	8.00% APR	March 6, 2020
January 24, 2020	Bradley Wilson	$44,400.00	12.00% APR	January 24, 2021
February 19, 2020	Bradley Wilson	$25,000.00	12.00% APR	February 19, 2021
March 26, 2020	Bradley Wilson	$10,000.00	12.00% APR	March 26, 2021

The Company wrote the principal and accumulated interest of the above listed Notes in the fourth Quarter of the fiscal year. The Principal of the Notes written off was $211, 873.00 and the accumulated interest was $97,049.86.

F-19

NOTE 3 – REGULATION A OFFERING

Regulation A Offering (024-12727). In its current, and second, Regulation A offering, the Company is offering 2,500,000 units of its securities (the “Units” or the “Offered Units”), with each Unit consisting of 100 shares of its common stock, of which 142,500 Units have been sold for cash in the total amount of $57,000.

Regulation A Offering (024-12157). In its first Regulation A offering, the Company sold 47,017,046 shares of its common stock and warrants to purchase a total of 31,344,697shares of common stock at an exercise price of $.80 per share, for a total of $675,8000 in cash.

NOTE 4 – BUSINESS DEVELOPMENTS DURING FISCAL YEAR 2025

Expanded Retail Distribution and Strategic Growth

Greene Concepts, Inc. continued its strong growth trajectory throughout Fiscal 2025, achieving major retail expansion and strengthening its national footprint for the Be Water™ brand. The Company extended Be Water six-pack distribution beyond the Southeast into Walmart distribution centers located in Arizona, Colorado, Florida, Illinois, Louisiana, and New Mexico.

With Walmart’s bottled water category generating over $10 billion in annual sales, Greene Concepts is well positioned to reach millions of additional consumers across the United States. The Company maintains a Walmart blanket purchase order and continues to collaborate with Anderson Merchandisers to optimize in-store placement, inventory management, and performance tracking.

Greene Concepts also expanded its gallon-sized and white-label production capabilities, supplying retailers such as Walmart, Camping World, and more than 100 regional outlets near its Marion, North Carolina bottling plant. During the year, the Company began a white-label manufacturing relationship with a well-known spring water brand to produce and distribute 24 packs, 6-packs and gallon-sized bottles throughout the Eastern United States.

E-Commerce and Technology Partnerships

Greene Concepts broadened its digital presence by joining Temu, one of America’s fastest-growing e-commerce platforms with a customer reach exceeding 100 million. This partnership offers a cost-effective channel to increase brand visibility, test new product configurations and pricing models, and engage younger, digital-first consumers who may become long-term retail customers.

The Company also initiated collaboration with Keychain, an AI-powered CPG manufacturing network that connects more than 30,000 manufacturers and 20,000 brands, representing over $1 billion in monthly project value. Through Keychain, Greene Concepts gains broader exposure for its bottling and co-packing services while enhancing transparency, efficiency, and scalability across operations.

F-20

Strategic benefits of Keychain include:

•	Expanded Market Access: Increased exposure to major CPG brands and retailers nationwide.
•	Operational Efficiency: Streamlined sourcing, documentation, and workflow management.
•	Enhanced Credibility: Keychain’s vetted network underscores Greene Concepts’ compliance and production reliability.
•	Shareholder Value Creation: Greater project flow drives higher facility utilization, revenue growth, and long-term scalability.

Marketing, Brand Partnerships, and Public Relations Growth

The Company advanced its marketing and community engagement strategy, amplifying Be Water’s regional and national visibility. A dedicated regional brand ambassador strengthened awareness across a 100-mile radius of the Marion, NC bottling facility through direct outreach, digital engagement, and event participation.

Be Water gained national exposure through its televised New to the Street interview series and inclusion in the Grand View Research Bottled Water Market Report (2025–2030), which recognized Greene Concepts’ expanding market presence.

Collaborations included partnerships with Aiguille Rock Climbing Center and the Southeastern Climbers Coalition, where Be Water was distributed at major training sessions and events, including the 2025 SummerSlam Bouldering Competition in Longwood, Florida. The Company also provided Be Water to members of the Longwood Fire Department during a three-day emergency preparedness training, reinforcing its community involvement.

Furthering its digital reach, Greene Concepts established a company profile on Nombase, a CPG industry networking platform connecting sustainable and wellness-oriented brands with trusted partners, investors, and suppliers.

In June 2025, Greene Concepts was again featured on New to the Street, spotlighting the Company’s expanding Walmart footprint, Camping World rollout, and upcoming product launches.

Operational Excellence and Quality Advancements

The Company completed several key infrastructure improvements at its Marion, North Carolina bottling facility, including upgraded security systems, modernized lighting, insulation repairs, conveyor enhancements, and comprehensive HACCP training for all production staff. These enhancements reinforce the Company’s commitment to quality, safety, and scalability for national and international operations.

Greene Concepts continues to meet and exceed Safe Quality Food (SQF) and North Carolina Department of Agriculture compliance standards. The Company conducts frequent internal and third-party water quality tests to ensure purity, safety, and environmental integrity.

A new large-scale refill station was also completed at the Marion plant, providing clean artesian water to commercial, government, and private clients for both domestic and export applications.

Strategic Collaborations and Co-Packing Expansion

Greene Concepts strengthened its position through several key partnerships designed to enhance brand awareness, expand production capacity, and create new business opportunities.

F-21

The Company continued its collaboration with Be Climbing, Inc. (Aiguille Rock Climbing Center) to engage the $2.9 billion indoor climbing industry, while simultaneously advancing discussions with a Middle Eastern manufacturing company to support cost-efficient in-house bottle production.

Additionally, Greene Concepts announced its partnership with Prevail Water, a certified minority-owned beverage company, to develop initiatives addressing domestic water scarcity across the U.S. The Company also fulfilled multiple co-pack and white-label orders and completed the installation of a new gallon-line production system to support bulk and eco-friendly distribution formats.

Financial Strength and Business Growth

In Fiscal 2025, Greene Concepts announced the cancellation of all convertible notes, eliminating $313,995.68 in toxic debt. This action represents a significant strengthening of the Company’s financial position and prevented the potential dilution of approximately 6.28 billion shares that could have resulted from note conversion.

In March 2025, the Company issued a press release celebrating five years of growth and community impact through its flagship Be Water brand—highlighting its retail expansion, community partnerships, and reliable supply during national crises.

The Company also engaged a licensed geologist to conduct a feasibility study of rare earth and metallic minerals across its 4.5-acre bottling site in Marion, NC. Preliminary findings identified the presence of manganese, copper, and zinc, creating opportunities for future resource development, revenue diversification, and local workforce expansion.

Greene Concepts also launched nationwide online sales for Be Water six-packs via Walmart.com, offering free shipping for Walmart+ members and introducing millions of consumers to premium artesian spring water sourced from beneath the Blue Ridge Mountains.

A redesigned corporate website debuted in early 2025, offering improved navigation, mobile optimization, and enhanced storytelling about the Company’s mission, sustainability, and brand heritage.

The Company continues to explore international clean-water initiatives across the Middle East and North Africa (MENA), supporting regional water scarcity solutions through bulk refill infrastructure and deep-aquifer sourcing.

Business Plan Objectives

Greene Concepts’ Fiscal 2025 initiatives align with its long-term objectives to:

•	Expand its national broker network
•	Increase manufacturing capacity and efficiency
•	Extend retail distribution through major national partners
•	Add support personnel for brokers, distributors, and retail accounts
•	Strengthen marketing and influencer campaigns

These efforts support the Company’s long-term pillars of success: expansive market potential, rapid growth capability, experienced leadership, sustainable competitive advantage, scalability, and a proven commercialization model.

F-22

Operational Readiness and Industry Growth

The Be Water product portfolio includes multiple formats to serve both retail and institutional customers:

1.	24-Pack Cases – Ideal for bulk and high-demand sales.
2.	6-Pack Cases – Designed for portability and convenient retail placement.
3.	Four 6-Pack Cases (24 Bottles Total) – Balancing scale and flexibility.
4.	Single Bottles – For individual sales and cooler displays.
5.	Gallon Bottles – Economical and family-friendly.
6.	Private/Third-Party Labeling – Scalable manufacturing for custom brand partners.

To meet Walmart’s operational standards, Greene Concepts completed Walmart Academy Training and integrated SPS Commerce’s Electronic Data Interchange (EDI) system to automate ordering, invoicing, and logistics. These measures enhance efficiency, accuracy, and vendor compliance—enabling Be Water to reach Walmart shelves faster and more effectively.

Be Water is available in 6-pack and 24-bottle configurations via Walmart.com, with retail distribution continuing to expand nationwide.

Industry Outlook

The global bottled water market remains robust, valued at $353.6 billion in 2025 and projected to reach $565.2 billion by 2034 (5.35% CAGR, Precedence Research). The United States remains the world’s largest consumer of bottled water, driven by rising health awareness, water scarcity concerns, and the continued premiumization of the category.

Greene Concepts’ growth strategy aligns squarely with these market trends. The Company received recognition in Grand View Research’s 2025 industry report, which highlighted Greene Concepts’ expansion of Be Water six-pack distribution through Walmart as a key strategic initiative to increase national visibility and consumer access.

NOTE 5 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date these financial statements were available to be issued. Based on such evaluation, there are no material events that have occurred that require further disclosure.

F-23

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Restated Certificate of Incorporation of Greene Concepts, Inc., dated April 13, 2011 (Filed as Exhibit 2.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
2.2*	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated July 6, 2012 (Filed as Exhibit 2.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
2.3*	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated December 19, 2014 (Filed as Exhibit 2.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
2.4*	Amended and Restated Bylaws of Greene Concepts, Inc. (Filed as Exhibit 2.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
2.5*	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated June 14, 2021 (Filed as Exhibit 2.5 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
3.1*	Form of Nuemark Group LLC, Bradley Wilson, and CDN Associates Promissory Notes (Filed as Exhibit 3.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
3.2*	Form of Bergamo Consulting LLC Promissory Notes (Filed as Exhibit 3.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
4.1**	Form of Subscription Agreement
4.2*	Common Stock Purchase Warrant (Filed as Exhibit 4.2 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.1*	Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement, dated as of February 6, 2019, by and between Greene Concepts, Inc. and BNL Capital LLC (Filed as Exhibit 6.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.2*	Contract Services Agreement, dated January 18, 2019, by and between Greene Concepts, Inc. and Karen Howard (Filed as Exhibit 6.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.3*	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Susan Hewlings (Filed as Exhibit 6.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.4*	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Douglas Kalman (Filed as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.5*	Contract Services Agreement, dated March 30, 2019, by and between Greene Concepts, Inc. and Dr. William Rowe (Filed as Exhibit 6.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.6*	Contract Services Agreement, dated April 12, 2019, by and between Greene Concepts, Inc. and Dr. Lane Phillips (Filed as Exhibit 6.6 to the Company’s Offering Statement on Form 1-A on October 2, 2019)
6.7*	Asset Purchase Contract and Receipt, dated on or about December 24, 2018, by and between Mammoth Ventures Inc. and North Cove Springs Bottling and Beverage, Inc. (Filed as Exhibit 6.7 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020)
6.8*	Employment Offer Letter, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene (Filed as Exhibit 6.8 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020)
6.9*	Loan Forgiveness and Cancellation Agreement, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene (Filed as Exhibit 6.9 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020)
6.10*	Madeline Kaye Redemption Letter, dated October 25, 2018 (Filed as Exhibit 6.10 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020)
6.11*	Keith Kraemer Redemption Letter, dated October 2, 2018 (Filed as Exhibit 6.11 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020)

III-1

Exhibit No.	Description

6.12*	Letter of Understanding by Andy Greider to Pacific Stock Transfer as to cancellation of 225,000,000 shares of Common Stock (Filed as Exhibit 6.12 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A on February 14, 2020)
6.13*	Participation Agreement between Greene Concepts, Inc. and CWI, Inc., dated April 15, 2021 (Filed as Exhibit 6.13 to the Company’s Post-qualification Amendment on July 21, 2021)
6.14*	Agreement between Greene Concepts, Inc. and BNL Capital LLC, dated March 5, 2021 (Filed as Exhibit 6.14 to the Company’s Post-qualification Amendment on July 21, 2021)
6.15*	Single Asset Purchase Agreement between Greene Concepts, Inc. and Tom Blakely dated October 5, 2021 (Filed as Exhibit 6.15 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.16*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated September 8, 2021 (Filed as Exhibit 6.16 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.17*	Membership Interest Purchase and Post-Closing Consulting Agreement, between Greene Concepts, Inc. and Justin Chinchen, dated August 2, 2021 (Filed as Exhibit 6.17 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.18*	Fee Sharing and Non-Circumvention Agreement, between Greene Concepts, Inc. and A2M Bio Inc., dated February 9, 2022 (Filed as Exhibit 6.18 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.19*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated September 16, 2021 (Filed as Exhibit 6.19 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
6.20*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated August 29, 2021 (Filed as Exhibit 6.20 to the Company’s Offering Statement on Form 1-A on February 16, 2023)
11.1+	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)
12.1+	Opinion of Newlan Law Firm, PLLC

________________________

* Incorporated by reference to the Company’s Offering Statement on Form 1-A, SEC File No. 024-12157, filed February 16, 2023.

** Incorporated by reference to the Company’s Offering Statement on Form 1-A, SEC File No. 024-12157, filed March 24, 2026.

+ Filed herewith.

III-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marion, State of North Carolina, on August 6, 2026.

GREEN CONCEPTS, INC.

By:	/s/ Leonard Greene
Leonard Greene
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Leonard Greene	August 6, 2026
Leonard Greene
President, Chief Executive Officer [Principal Executive Officer and Principal Financial and Accounting Officer)], Secretary and Director

III-3